Exhibit 10.7

UMPQUA HOLDINGS CORPORATION
NOTICE OF PERFORMANCE SHARE AWARD
“Participant”:    <Participant Name>
# of Shares subject to this Award (“Shares”):    <Number of Awards Granted>
“Grant Date”:    <Grant Date>
Effective <Grant Date>, you have been granted a Performance Share Award ("Award") for the number of Shares listed above. This Notice of Performance Share Award ("Notice") together with the Umpqua Holdings Corporation 2013 Incentive Plan (“Plan”) and the corresponding Restricted Stock Award Agreement ("RSA Agreement," together with this Notice and the Plan, the "PSA Documents") delivered to you and in effect as of the Grant Date contain the terms of your Award. The Plan and the RSA Agreement are hereby incorporated by reference and made a part of this Notice, and capitalized terms not defined herein have the meaning given in the Plan or the Agreement.

Vesting Conditions. No Shares subject to this Award will vest after the occurrence of any Forfeiture Event. Shares subject to this Award that have not vested pursuant to the Early Vesting provisions set forth below or in accordance with the vesting conditions set forth on Exhibit A are referred to as “Unvested Shares.” Except as otherwise provided in Early Vesting, the number of Shares that vest, if any, is based on the Company’s performance against Performance Goals during the Performance Period as determined by the Committee in accordance with Exhibit A, and is subject to the Participant’s continued employment with, or service to, the Company through the end of the Performance Period. The terms Performance Goals and Performance Period are defined in Exhibit A.

Early Vesting. Notwithstanding the foregoing: (i) upon death or Disability of Participant prior to the Determination Date (defined below), a percentage of the Unvested Shares shall vest as of the date of such event (in the case of Disability upon termination of Participant’s Continuous Service) and shall be distributed in accordance with Section 4.2 of the RSA Agreement, with such percentage equal to the number of days of service by the Participant during the three year period starting on the Grant Date divided by 1,095; and (ii) in the event of a Change in Control, if Participant’s Continuous Service with the Company is terminated by the Company or successor entity without Cause or by the Participant for Good Reason (as defined in Participant’s employment agreement with the Company) within eighteen months following the occurrence of a Change in Control, all Unvested Shares shall vest as of the date of such event and shall be distributed in accordance with Section 4.2 of the RSA Agreement.

No Current Payment of Dividends. Any and all cash dividends, stock dividends or other distributions with respect to Unvested Shares shall be withheld by the Company for your account. The cash dividends, stock dividends or other distributions so withheld and attributable to any particular Unvested Share shall be distributed upon the vesting of such Share, and to the extent any Unvested Share is forfeited, dividends or distributions attributable to such Unvested Share will also be forfeited.

Acknowledgement and Agreement. By acknowledging and agreeing to the Award on the terms set forth in the PSA Documents, you represent and warrant to the Company that: (a) you have received a copy of the PSA Documents, read and reviewed such documents in their entirety, and fully understand all provisions of the PSA Documents; (b) you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator of the Plan regarding any questions arising under the PSA Documents; (c) your rights to any shares underlying this Award are conditioned upon you satisfying the vesting conditions in this Notice and the terms of the PSA Documents; (d) nothing in the PSA Documents bestows upon you any right to continue your current employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause; and (e) you agree, unless otherwise paid back to the Company by you, that the Company shall have the right to offset the amount of the Award that is to be forfeited or repaid under Section 16, Clawback, of the Plan against any current amounts due to you, including, but not limited to, salary, incentive compensation, Awards under the Plan, severance, deferred compensation or any other funds due to you from Company. I hereby acknowledge receipt of, and accept, this Award granted on the date shown above, which has been issued to me under the terms and conditions of the PSA Documents, and I hereby agree to the terms and conditions of such PSA Documents, including the offset provision provided in paragraph (e) above. I further acknowledge receipt of the Plan Prospectus.

TSR Performance Share Award Agreement – 2021

EXHIBIT A
1.    Performance Goals. The number of Shares that vest under the Award will be determined based on the Company’s achievement of Threshold, Target or Maximum levels (“Performance Goals”) of TSR Performance (defined below) as follows:

Performance Goals	Company’s Percentile Rank Relative to Peer Companies	Percentage of Target Award Earned (straight-line interpolation between Threshold and Target; and Target and Maximum)
Minimum	Below 50th percentile	0%
Threshold	At 50th percentile	50%
Target	At 100th percentile	100%
Maximum	At or above 100th percentile	150%

For TSR Performance: (A) should the Company fail to achieve at least Threshold, zero percent (0%) of the Award shall vest; (B) should the Company achieve (i) Threshold, fifty percent (50%) of the Award shall vest, (ii) Target, one hundred percent (100%) of the Award shall vest, or (iii) Maximum or greater, one hundred fifty percent (150%) of the Award shall vest; and (C) should the Company achieve a TSR Performance level that falls between Threshold and Target or between Target and Maximum, the percentage of the Award that vests will be based upon straight-line interpolation between such Performance Goals, rounded to the nearest whole share of common stock. For example, TSR Performance of 80% or 111% will result in 80% or 111%, respectively, of the Award vesting.

“TSR Performance” is equal to the quotient resulting from dividing Company TSR by the Peer Group TSR.

“Company TSR” is sum of TSR for the Company as determined on each of the last twenty (20) trading days of the Performance Period, with each TSR measured from the Grant Date, divided by twenty (20).

“Peer Company TSR” is sum of TSR for a Peer Company as determined on each of the last twenty (20) trading days of a given Performance Period, with each TSR as measured from the Grant Date, divided by twenty (20).

“Peer Group TSR” is the median of the TSR for all companies in the Peer Group based on each Peer Company TSR.

“TSR” is the cumulative total shareholder return, assuming Dividend Reinvestment and expressed as a percentage return, as applied to the Company or any Peer Company in the Peer Group, and meaning stock price appreciation from: (A) the beginning of the Performance Period using the Initial Closing Price to (B) a trading day in the twenty trading day period preceding the end of the Performance Period using the closing price of such company’s common stock.

“Dividend Reinvestment” for the Company or any Peer Company in the Peer Group means dividends paid with respect to an ex-dividend date that occurs beginning from the date of the Initial Closing Price through the end of the Performance Period (whether or not the dividend payment date occurs during this period), which shall be deemed to have been reinvested in the underlying common shares of the Company or any Peer Company in the Peer Group during the Performance Period.

“Initial Closing Price” for the Company and each Peer Company in the Peer Group is equal to the closing price of such company’s common stock on the Grant Date.

“Peer Group” means the group of companies selected by the Committee as adjusted during the Performance Period in the Committee’s discretion, and as of the Grant Date is as set forth in Section 2 below.

“Peer Company” has the meaning set forth in Section 2 below.

“Performance Period” is the period commencing on the Grant Date and ending on the third anniversary of the Grant Date.

TSR Performance Share Award Agreement – 2021

2.    Peer Group. The following are the companies (each a “Peer Company”) comprising the Peer Group as of the Grant Date: Associated Banc-Corp; Bank of Hawaii Corporation; BOK Financial Corporation; Commerce Bancshares, Inc.; Cullen/Frost Bankers, Inc.; East West Bancorp, Inc.; Fulton Financial Corporation; Signature Bank; Hancock Whitney Corporation; Prosperity Bancshares, Inc.; Synovus Financial Corp.; Trustmark Corporation; UMB Financial Corporation; Valley National Bancorp; Pacwest Bancorp; Cadence Bancorp; Webster Financial Corporation; Western Alliance Bancorp; First Midwest Bancorp; FNB Corporation; BankUnited, Inc.; Wintrust Financial Corporation; and Old National Bancorp.
The Peer Group will be adjusted as follows in the event of certain corporate events in connection with the Peer Companies:

Merger with Company in Peer Group	In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.
Merger with Company not in Peer Group where Peer Company survives
In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction of a Peer Company by an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.

Merger with Company not in Peer Group where Peer Company is not the survivor	In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, where the Peer Company is not the surviving entity the company shall no longer be a Peer Company, provided that the Committee retains discretion to determine that the surviving company may be added to the Peer Group in the circumstances (for example, a merger of equals).
Bankruptcy, Liquidation or Delisting	In the event of a bankruptcy, liquidation or delisting of a Peer Company at any time during the Performance Period, such company shall remain a Peer Company and be assigned a TSR of -100%. Delisting shall mean that a company ceases to be publicly traded on a national securities exchange as a result of any involuntary failure to meet the listing requirements of such national securities exchange, but shall not include delisting as a result of any voluntary going private or similar transaction.

3.    Determination and Approval of Final Award. Within thirty (30) days following the last day of the Performance Period, the Committee shall determine achievement in respect of the Performance Goals (the date of such determination, the “Determination Date”) and shall calculate and approve the final Award amount for vesting. Any Shares that are determined not to be earned by the Committee under an Award will be permanently and irrevocably forfeited as of the Determination Date and the Participant will have no further rights to such Shares. The Committee, in its sole discretion, shall make all determinations regarding the Performance Goals, including, but not limited to, the extent of achievement, and any adjustments to the calculation of TSR of the Company, a Peer Company or the Peer Group, as necessary or appropriate. Determinations made by the Committee will be final and binding on all parties and will be given the maximum discretion permitted by law.
TSR Performance Share Award Agreement – 2021